DELCATH HIGHLIGHTS FISCAL 2011 FOURTH QUARTER AND FULL YEAR
RESULTS AND RECENT DEVELOPMENTS

Quarterly Investor Call to be Held Friday, March 9, 2012 at 10:00AM ET--

NEW YORK, March 8, 2012 – Delcath Systems (NASDAQ: DCTH) today announced highlights of its 2011 fiscal year and recent weeks, and confirmed that on March 6, 2012, the Company filed its Form 10K with the SEC for the fiscal year ended December 31, 2011.

“In 2011, Delcath made progress toward our goal of realizing the commercial potential of our chemosaturation system in Europe,” said Eamonn P. Hobbs, President and CEO of Delcath. “This progress has gathered momentum in recent weeks as we have begun to see the results of our efforts during 2011 including the roll out of our initial training and launch centers and the announcement of the first treatments of patients in Europe. We also made significant progress toward submission of our New Drug Application to the FDA, which we expect to complete by the end of the second quarter of this year. For 2012, our focus is to continue to execute on our EU commercialization plan, enter new markets for our CHEMOSAT system outside the EU, and to begin expanding the clinical application of our chemosaturation system to include other chemotherapeutic agents such as doxorubicin.”

Highlights for the 2011 fiscal year and recent developments include:

•
Initiation of Patient Treatments in Europe - First procedures with the Hepatic CHEMOSAT® delivery system performed outside of a clinical trial setting at two leading European cancer centers;  treatments include patients with liver dominant metastases from gastric and breast cancer as well as cutaneous and ocular melanoma

•
European Commercialization - Obtained CE Mark for the Delcath Hepatic CHEMOSAT® delivery system; established European commercial operations headquartered in Galway, Ireland; executed three initial launch and training agreements with leading cancer treatment and research centers in Europe

•	U. S. Regulatory - Continued progress and on-going preparations for expected submission of its New Drug Application to the FDA by the end of Q2 2012

•
International Regulatory - Expanded addressable markets for the CHEMOSAT system with regulatory approval in Australia and certification in New Zealand; submitted CE Mark application for Generation Two of the CHEMOSAT System

•
Leadership Team Expansion - Appointment of Graham G. Miao, Executive Vice President and Chief Financial Officer, Harold Mapes, Executive Vice President - Global Operations, and J. Chris Houchins, Senior Vice President - Clinical and Medical Affairs to the executive management team; appointment of Gabriel Leung to the Delcath Board of Directors; appointment of Gregory Gores, M.D. to the Delcath Medical Advisory Board

For the three months ended December 31, 2011, Delcath's operating loss was $16.0 million, which included $1.0 million in non-cash stock-based compensation expense.  Operating loss for the three months ended December 31, 2010 was $9.5 million, which included approximately $1.6 million in non-cash stock-based compensation expense.  General and administrative (G&A) expenses were $6.1 million for the fourth quarter of 2011, compared to $3.8 million for the same period in 2010.  The increase was primarily due to an expansion in staff as the Company continued its progress in transitioning to a commercial enterprise, including initiation of our European commercialization efforts. Research and development (R&D) expenses were $9.8 million for the fourth quarter of 2011, compared to $5.8 million for the same period in 2010.  The increase was primarily due to expanded research and development activities and regulatory expenses related to the preparation of our NDA submission for the FDA.

For the year ended December 31, 2011, the Company's operating loss was $46.5 million, which included approximately $4.3 million in non-cash stock-based compensation expense. Operating loss for the year ended December 31, 2010 was $30.7 million, which included approximately $5.5 million in non-cash stock-based compensation expense. G&A expenses were $21.3 million for the year ended December 31, 2011, compared to $13.2 million for the year ended December 31, 2010.  R&D expenses were $25.2 million for the year ended December 31, 2011, compared to $17.6 million during the year ended December 31, 2010.  Throughout 2010, the Company’s R&D expenses primarily related to completing our Phase III clinical trial.  The reduction in trial-related expenses during 2011 was more than offset by an increase in expenses related to expanded R&D activities and regulatory expenses related to the Company’s NDA submission to the FDA.

At December 31, 2011, cash, cash equivalents and certificates of deposit were $30.8 million, compared to $45.6 million at December 31, 2010. On December 29, 2011, the Company established an At the Market financing program to sell up to $39.75 million in shares of the Company’s common stock from time-to-time.

Conference Call and Webcast

The Company will host a conference call on March 9, 2012 at 10:00 a.m. ET.  To participate in the live call by telephone, please dial 800-901-5259 for domestic participants and 617-786-4514 for international participants, both using passcode 96181474. To access the live webcast of the meeting, go to Delcath's website at www.delcath.com.

A taped replay of the conference call will also be available beginning approximately two hours after the call's conclusion and will be available for seven days. This replay can be accessed by dialing 888-286-8010 for domestic callers and 617-801-6888 for international callers, both using passcode 90238135. An archived webcast will also be available at www.delcath.com.

About Delcath Systems
Delcath Systems, Inc. is a development stage specialty pharmaceutical and medical device company focused on oncology. Delcath's proprietary system for chemosaturation is designed to administer high dose chemotherapy and other therapeutic agents to diseased organs or regions of the body, while controlling the systemic exposure of those agents. The Company's initial focus is on the treatment of primary and metastatic liver cancers. In 2010, Delcath announced that its randomized Phase III clinical trial for patients with metastatic melanoma in the liver had successfully achieved the study’s primary endpoint of extended hepatic progression-free survival.  The Company also completed a multi-arm Phase II trial to treat other liver cancers. The Company obtained authorization to affix a CE Mark for the Hepatic CHEMOSAT delivery system in April 2011. The right to affix the CE mark allows the Company to market and sell the CHEMOSAT System in Europe. The Company has not yet received FDA approval for commercial sale of its system in the United States. The Company continues with the preparation of its NDA submission and intends to seek FDA approval for commercial sale of its chemosaturation system with melphalan. For more information, please visit the Company's website at www.delcath.com.

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by the Company or on its behalf. This news release contains forward-looking statements, which are subject to certain risks and uncertainties that can cause actual results to differ materially from those described. Factors that may cause such differences include, but are not limited to, uncertainties relating to: the future use and adoption of the CHEMOSAT system by the European Institute of Oncology,  J.W. Goethe University Hospital, and Schleswig-Holstein University Hospital,patient outcome resulting from treatments with the CHEMOSAT system,  future initial launch and training agreements with other cancer centers in Europe, CE Marking for the Generation Two system and the timing of our commercial launch in Europe, the time required to build inventory and establish commercial operations in Europe, adoption, use and resulting sales, if any, for the Hepatic CHEMOSAT delivery system in the EEA, our ability to successfully commercialize the chemosaturation system and the potential of the chemosaturation system as a treatment for patients with terminal metastatic disease in the liver, acceptability of the Phase III clinical trial data by the FDA, our ability to address the issues raised in the Refusal to File letter received from the FDA and the timing of our re-submission of our NDA, re-submission and acceptance of the Company's NDA by the FDA, approval of the Company's NDA for the treatment of metastatic melanoma to the liver, adoption, use and resulting sales, if any, in the United States, approval of the current or future chemosaturation system for other indications, actions by the FDA or other foreign regulatory agencies, our ability to obtain reimbursement for the CHEMOSAT system, our ability to successfully enter into distribution and strategic partnership agreements in foreign markets and the corresponding revenue associated with such foreign markets, uncertainties relating to the results of research and development projects and future clinical trials, and uncertainties regarding our ability to obtain financial and other resources for any research, development and commercialization activities. These factors, and others, are discussed from time to time in our filings with the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date they are made. We undertake no obligation to publicly update or revise these forward-looking statements to reflect events or circumstances after the date they are made.

Contact Information:

Investor Contact:	Media Contact:
Doug Sherk/Gregory Gin	Janine McCargo
EVC Group	EVC Group
415-568-4887/646-445-4801	646-688-0425

DELCATH SYSTEMS, INC.
(A Development Stage Company)
Consolidated Balance Sheets as of December 31, 2011 and 2010
(in thousands, except share data)

	December 31,	December 31,
	2011	2010
Assets:
Current assets
Cash and cash equivalents	$25,777	$45,621
Investments – Certificates of deposit	4,980	1,492
Prepaid expenses and other current assets	1,231	1,784
Total current assets	31,988	48,897
Property, plant and equipment
Land	154	–
Furniture, fixtures and equipment	2,251	669
Computers and equipment	1,212	549
Leasehold improvements	1,148	940
	4,765	2,158
Less: accumulated depreciation	(1,512)	(477)
Property, plant and equipment, net	3,253	1,681
Total assets	$35,241	$50,578

Liabilities and Stockholders’ Equity:
Current liabilities
Accounts payable	$925	$610
Accrued expenses	5,473	2,582
Warrant liability	2,439	18,005
Total current liabilities	8,837	21,197

Deferred revenue	300	300

Commitments and contingencies (Note 5)	-	-

Stockholders’ equity
Preferred stock, $.01 par value; 10,000,000 shares authorized; no shares issued and outstanding at December 31, 2011 and 2010	-	-
Common stock, $.01 par value; 70,000,000 shares authorized; 48,237,630 and 43,028,146 shares issued and 48,016,002 and 42,932,460 outstanding at December 31, 2011 and December 31, 2010, respectively	482	430
Additional paid-in capital	172,613	144,783
Deficit accumulated during the development stage	(146,940)	(116,055)
Treasury stock, at cost; 28,100 shares at December 31, 2011 and December 31, 2010	(51)	(51)
Accumulated other comprehensive loss	-	(26)
Total stockholders’ equity	26,104	29,081
Total liabilities and stockholders’ equity	$35,241	$50,578

DELCATH SYSTEMS, INC.
(A Development Stage Company)
Consolidated Statements of Operations
for the Three Months and Years Ended December 31, 2011 and 2010, and
Cumulative from Inception (August 5, 1988) to December 31, 2011
(in thousands, except share and per share data)

					Cumulative from inception (August 5, 1988) to December 31, 2011

	Three months ended December 31,		Year ended December 31,
	2011	2010	2011	2010
Costs and expenses
General and administrative expenses1	$6,134	$3,774	$21,283	$13,187	$61,148
Research and development costs1	9,840	5,755	25,173	17,556	81,764
Total costs and expenses	15,974	9,529	46,456	30,743	142,912
Operating loss	(15,974)	(9,529)	(46,456)	(30,743)	(142,912)
Derivative instrument income (expense)	702	(5,787)	15,566	(15,951)	(5,133)
Interest income	4	4	5	10	2,877
Other expense and interest expense	-	-	-	-	(274)
Net loss	$(15,268)	$(15,312)	$(30,885)	$(46,684)	$(145,442)
Common share data:
Basic and diluted loss per share	$(0.32)	$(0.36)	$(0.68)	$(1.20)

Weighted average number of basic and diluted common shares outstanding	48,000,168	42,788,558	45,236,921	38,991,481

Note 1:
Includes non-cash stock-based compensation as follows:
	Three months ended December 31,		Year ended December 31,
	2011	2010	2011	2010
General and administrative expenses	$558	$779	$2,743	$3,296
Research and development costs	343	796	1,515	2,009
Total stock-based compensation expense	901	$1,575	$4,258	$5,305